Exhibit 10.7

EQUITY JOINT VENTURE CONTRACT

BETWEEN

SCL VENTURES LTD.

AND

LI SHUN XING, LI  XIANG NING,

PANG  DA QING, and XIE LI

FOR THE ESTABLISHMENT OF:

WEIDA COMMUNICATIONS TECHNOLOGY

COMPANY LIMITED

DATED AS OF AUGUST 26, 2004

JOINT VENTURE CONTRACT

TABLE OF CONTENTS

PRELIMINARY STATEMENT
1	DEFINITIONS
2	PARTIES TO THE CONTRACT
3	OPERATION OF THE JOINT VENTURE
4	PURPOSE AND SCOPE OF BUSINESS
5	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL
6	RESPONSIBILITIES OF THE PARTIES
7	LICENSING AND SALE OF JV PRODUCTS AND SERVICES
8	BOARD OF DIRECTORS
9	OPERATION AND MANAGEMENT
10	SITE AND OFFICE/LABORATORIES BUILDING
11	SUPPLY AND PURCHASE OF MATERIALS AND SERVICES
12	LABOR MANAGEMENT
13	FINANCIAL AFFAIRS AND ACCOUNTING
14	TAXATION, FEES AND LEVIES, AND INSURANCE
15	CONFIDENTIALITY
16	THE JOINT VENTURE TERM
17	TERMINATION AND LIQUIDATION
18	NON-COMPETITION
19	INDEMNIFICATION
20	FORCE MAJEURE
21	SETTLEMENT OF DISPUTES
22	GOVERNING LAW
23	BREACH OF CONTRACT
24	MISCELLANEOUS
25	GOVERNMENT APPROVALS
SIGNATURE PAGE

i

EQUITY JOINT VENTURE CONTRACT

BETWEEN

SCL VENTURES LTD.

AND

Li Shun Xing, Li Xiang Ning, Pang Da Qing, and Xie Li

FOR THE ESTABLISHMENT OF:

WEIDA COMMUNICATIONS TECHNOLOGY COMPANY LIMITED

This Equity Joint Venture Contract (this “Contract”), dated as of August 26, 2004 (the “Execution Date”), is made by and between:

SCL Ventures Ltd. (“SCL”), a company incorporated in the British Virgin Islands, and

Li Shun Xing, Li Xiang Ning, Pang Da Qing and Xie Li.  (Each of Li Shun Xing, Li Xiang Ning, Pang Da Qing, and Xie Li is an “Existing Shareholder”, and collectively, they are the “Existing Shareholders”.)

(SCL and each of the Existing Shareholders is a “Party”, and collectively, they are the “Parties”.)

WHEREAS:

Weida Communications Technology Company Limited (“Weida”), is a company incorporated in the People’s Republic of China (the “PRC”), whose legal address is at No.92-3, Bin Jiang West Road, Hai Zhu District, Guangzhou, Guangdong Province, PRC;

As of the Execution Date, Weida has a registered capital of RMB20,000,000, of which Li Shun Xing has contributed RMB19,000,000, representing 95% of the registered capital; Li Xiang Ning has contributed RMB400,000, representing 2% of the registered capital; Pang Da Qing has contributed RMB400,000, representing 2% of the registered capital; and Xie Li has contributed RMB200,000, representing 1% of the registered capital.

On August 27, 2004, the Parties entered into an Equity Interest Transfer Agreement dated as of August 26, 2004 (the “Equity Interest Transfer Agreement”), wherein the Parties have agreed that SCL shall acquire 25% of the equity ownership of Weida from the Existing Shareholders, with Weida simultaneously converting into a Sino-foreign Equity Joint Venture (the “EJV”) under the laws of the PRC; and

The Existing Shareholders shall cause their authorized representatives to take all necessary actions and sign all necessary documents to complete the transactions contemplated herein;

NOW THEREFORE, after friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties have agreed to establish an equity joint venture in Guangzhou, in accordance with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, other relevant laws and regulations of the PRC, and the provisions of this Contract.  The Parties hereby agree as follows:

ARTICLE 1                                                                                DEFINITIONS

1.1                                 Unless the terms of this Contract otherwise provide, the following terms shall have the meanings set out below:

“Affiliate”

shall mean any Person directly or indirectly controlled by, controlling or under common control with such Party.  For the purpose of this Contract, the term “Control” means the power to direct the management and to formulate the policies of an entity, whether through the ownership of voting securities, by agreement or otherwise.

“Approval Authority”	shall mean the Ministry of Commerce of PRC, or the authority designated by such Ministry to approve this Contract and the establishment of the EJV.

“Articles of Association”	shall mean the Articles of Association of the EJV.

“Board”	shall mean the board of directors of the EJV.

“Business”

means technology services for communication networks; development of software and hardware technology for communication networks; sale of equipment related to communication networks; and domestic VSAT communication business.

“Business License”	a business license issued to the EJV by the applicable administration for industry and commerce of the PRC as one of the Government Approvals for the establishment of the EJV.

“Certificate of Approval”	means the certificate issued by the Approval Authority for the approval of this Contract and the establishment of the EJV.

“EJV”	shall mean Weida Communications Technology Company Limited, the Sino-foreign Equity Joint Venture to be formed pursuant to the relevant laws and regulations of the PRC and this Contract.

“EJV Products and Services”	shall mean, collectively, EJV products and services directly related to the development, marketing, licensing, installation, and licensee support of such communication products.

“Existing Shareholders”	shall refer to Li Shun Xing, Li Xiang Ning, Pang Da Qing and Xie Li, collectively and each individually.

“Export”	shall mean, when referring to a sale or license by the EJV, a sale or license outside of the PRC Market.
“Government Approval”

shall mean any consent, approval, authorization, waiver, grant, concession, license, exemption, order, registration or certificate granted by any governmental or administrative body, department, agency, court or commission in respect of the filings, documents, reports or notices submitted to such governmental or administrative body, department, agency, court or commission.

“Joint Venture Term”	shall mean the duration of the EJV as set forth in Articles 16 and 17.

“Lease Agreement”	shall mean the contract signed by the EJV for the lease of the Office/Laboratories Building.

“Person”	shall mean any individual, partnership, association, company, joint venture, unincorporated organization or government, or agency or political subdivision thereof.

“PRC Employees”	shall mean all employees of the EJV who are PRC citizens holding PRC identity cards.

“PRC GAAP”	shall mean the Generally Accepted Accounting Principles of the PRC.

“PRC Market”	shall mean the mainland of the PRC, not including Hong Kong, Taiwan and Macau.

“RMB”	Renminbi, the lawful currency of the PRC.

“Site”	shall mean the office space located at No.92-3, Bin Jiang West Road, Hai Zhu District, Guangzhou, Guangdong Province, PRC

“USA”	the United States of America.

“USD”, “US Dollars” or “US$”	United States dollars, the lawful currency of the USA.

“US GAAP”	shall mean the Generally Accepted Accounting Principles of the USA.

1.2                                 References to any laws, regulations or statutory provisions shall, where the context so admits or requires, be construed as references to those laws, regulations or provisions as respectively amended, consolidated, extended or re-enacted from time to time, and shall be construed as including references to any orders, regulations, or other subordinate legislation made under the laws, regulations or provisions.

1.3                                 Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing one gender only shall include all other genders, and words importing natural persons shall include corporations and un-incorporated associations.

1.4                                 The recitals form an integral part of this Contract and shall be construed and have the same full force and effect as if expressly set out in the body of this Agreement.

1.5                                References herein to clauses are to clauses in this Contract unless the context requires otherwise.

ARTICLE 2                                                                                PARTIES TO THE CONTRACT

2.1                                 The Parties

The Parties to this Contract are:

SCL Ventures Ltd., a company registered under the laws of the British Virgin Islands, with its registered office at                             .

Li Shun Xing, a male PRC citizen holding Identity Certificate number                   ;

Li Xiang Ning, a male PRC citizen holding Identity Certificate number                   ;

Pang Da Qing, a male PRC citizen holding Identity Certificate number                   ; and

Xie Li, a female PRC citizen holding Identity Certificate number                   .

2.2                                 Authority

Each Party possesses full power and authority to enter into this Contract and to perform its obligations hereunder.  The authorized representative of each Party is fully authorized to sign this Contract pursuant to a valid power of attorney or other valid designation of authority.

2.3                                 Warranties and Representations

(a)                                  The Existing Shareholders represent and warrant to SCL that they are legal citizens of the PRC in good standing, that they possess complete power and authority to execute their responsibilities herein including executing this Contract, and that such responsibilities are within the scope of their abilities.

(b)                                 SCL represents and warrants to the Existing Shareholders that it is a valid legal entity in good standing in its home jurisdiction, it operates in accordance with the laws of the place of its registration, that it possess complete power and authority to execute its responsibilities herein, and that such responsibilities are within the scope of its corporate charter or other applicable organizational documents.

(c)                                  Each of the Parties further represents and warrants to the other Party that, (i) the execution and delivery of this Contract by such Party, and the documents and agreements provided for herein, and the consummation by such Party of all transactions contemplated hereby, have been duly authorized by all requisite corporate or other action; (ii) this Contract and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which such Party is a party constitute or will constitute legal and binding obligations of such Party following the execution and delivery thereof valid and legally binding obligations of such Party, enforceable against it in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies; (iii) the execution, delivery and performance by such Party of this Contract and the documents and agreements provided for herein, and the consummation by such Party of the transactions contemplated hereby, shall not, with or without the giving of notice or the passage of time or both:  (A) violate the provisions of any applicable law; (B) violate the provisions of the applicable organizational and governing documents of such Party; (C) violate any judgment, decree, order or award of any court, governmental agency or arbitrator applicable to such Party; or (D) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease, contract, permit, deed of trust or other instrument or agreement by which such Party is or may be bound; and (iv) such Party is not precluded by the terms of any contract, agreement or other instrument by which it is bound from entering into this Contract and the documents and agreements provided for herein or the consummation by such Party of the transactions contemplated hereby.  If any provision of this Agreement is found invalid or unenforceable, the validity or enforceability of the remaining provisions or portions hereof shall not be affected.

(d)                                 Each Party represents and warrants to the other Party that there has been no change in the business, financial condition or financial prospects of such Party since September 30, 2001 that may result in a material adverse effect on either (i) the information or assumptions previously provided to the other Party or (ii) such Party’s ability to perform its obligations under this Contract.

2.4                                 Expenses

Each of the Parties shall pay its own attorneys’ fees and expenses associated with the negotiation and preparation of this Agreement and the various documents mentioned herein.  The Existing Shareholders shall be responsible for obtaining the necessary Governmental Approvals.

ARTICLE 3                                                                                OPERATION OF THE JOINT VENTURE

3.1                                 Name and Address of the EJV; Branches

(a)                                  The name of the EJV shall be “                               ” in Chinese, and “ Weida Communications Technology Company Limited” in English.

(b)                                 The legal address of the EJV shall be at No.92-3, Bin Jiang West Road, Hai Zhu District, Guangzhou, Guangdong Province, PRC.

(c)                                  The EJV may establish branch offices inside or outside the PRC with the approval of the Board and the relevant government authorities of the PRC and/or the applicable country.

3.2                                 Limited Liability Company

The form of organization of the EJV is a limited liability company.  The Parties, in proportion to their respective contribution to the registered capital of the EJV, shall share the profits, risks and losses.  However, the liability of each Party shall be limited to the amount of its contribution due or made to the registered capital of the EJV.

3.3                                 Laws and Decrees

The EJV is a legal person established under the laws of the PRC.  The activities of the EJV are governed and protected by the laws, decrees and relevant rules and regulations of the PRC.

ARTICLE 4                                                                                PURPOSE AND SCOPE OF BUSINESS

4.1                                 Purpose of the EJV

The purpose of the EJV shall be: Improving co-operation of the Parties, adopting advanced and practical techniques and introducing scientific management in the Business, increasing the quality of products and service, developing new products, meeting competition successfully for price and quality both in domestic and international markets, and raising economic efficiency so as to enable the investors to gain satisfactory benefits.

4.2                                 Business Scope of the EJV

The business scope of the EJV shall be:  technology services for communication networks; development of software and hardware technology for communication networks; sale of equipment related to communication networks; and domestic VSAT communication business.

ARTICLE 5                                        TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

5.1                                 Total Investment

Unless otherwise agreed by the Parties and the Approval Authority, the total amount of investment (including loans required or obtained by the EJV) of the EJV shall be USD4,833,836.

5.2                                 Registered Capital

The registered capital of the EJV shall be USD 2,416,918, of which the Existing Shareholders shall contribute seventy five percent (75%), and SCL shall contribute twenty five percent (25%). The contribution to the Registered Capital of the EJV shall be as follows:

Name	RMB	USD	Percentage of Equity Owned
SCL	5,000,000	604,230	25%
The Existing Shareholders	15,000,000	1,812,689	75%
Total	20,000,000	2,416,918	100%

5.3                                 Contributions to Capital

SCL shall contribute its investment to the EJV in US Dollars.  The Existing Shareholders shall contribute their investment to the EJV in RMB. After contribution, certificates of investment will be issued to the Parties.

5.4                                 Contribution Schedule

(a)                                  The Existing Shareholders have already made their contribution to the EJV before the date of the Execution Date.

(b)                                  SCL shall be deemed as having fully paid its contribution to the EJV upon its paying to the Existing Shareholders the consideration as described in the Equity Interest Transfer Agreement.

5.5                                 Additional Financing

(a)                                  Besides the registered capital, the EJV’ s operations will be financed from the following sources:

(i)                                     loans in RMB or US$ ;

(ii)                                  net earnings which are generated from sales and licenses of EJV Products and Services and which are retained after distribution of dividends (if any) to the Parties; and

(iii)                               other lawful sources as determined by the Board.

5.6                                                         Assignment of Registered Capital

(a)                                  Except as otherwise permitted by this Contract or the Articles of Association, the Existing Shareholders shall not sell, assign, pledge, hypothecate, mortgage or otherwise transfer their/its contribution to the registered capital of the EJV except with the prior written consent of SCL followed by approval by the Board, and subject to the receipt of all necessary Government Approvals including the approval of the Approval Authority.

(b)                                 After obtaining all of the consents and approvals referred to in Article 5.6(a) above, a Party desiring to transfer its contribution to the registered capital to the EJV (the “Offering Party”) shall first offer such contribution in writing to the other Party (the “Offered Parties”). Such offer shall include the amount, price, and terms and conditions of the contribution to be transferred. The Offered Parties shall have ninety (90) days from the date of receipt of said offer in which to notify the Offering Party of acceptance of the offer.  If a Party accepts the offer, the Party shall submit a price bid within ten (10) days.  The Party offering the price shall be entitled to purchase the offered contribution.

(c)                                  In the event that more than one Party wishes to purchase all or any part of the offered contribution to the registered capital, the Party(ies) making the highest offer shall prevail. In the event that more than one Party has made the highest offer the offered contribution shall be equally split among such Parties.

(d)                                 In the event the Offered Parties do not wish to purchase all or any part of the offered contribution to the registered capital, the Offering Party may transfer the part of the offered contribution that was not purchased by the other Parties to a third party, with the approval of the Board. Such transfer shall not be completed until the third party acquiring the contribution has first executed a contract containing terms and conditions in which the third party becomes bound by all the provisions of this Contract, its attachments, and the Articles of Association. The terms and conditions under which the transfer is concluded shall not be more preferential than those originally offered to the other Parties, and the Offering Party shall provide the other Parties hereto with a duplicate of the executed written agreement with the transferee.

(e)                                  Notwithstanding Articles 5.6 (a) and (b), SCL shall have the right, to transfer its contribution to the registered capital of the EJV to a successor in interest of its entire business, to a Person which is at least fifty percent (50%) controlled directly or indirectly by SCL, or to a Person which controls directly or indirectly fifty percent (50%) or more of SCL.  The transferee shall assume all of the transferor’s responsibilities herein and shall provide a written guarantee to the non-transferring Parties that it is permitted to assume all such responsibilities.

(f)                                    Notwithstanding Article 5.6 (b) and (c) above, in regard to the transfer of the EJV registered capital, unless the Board agrees to convert the status of the EJV to a local enterprise from a Sino-foreign joint venture, SCL may not reduce the percentage of its share of the EJV’s registered capital below twenty-five percent (25%).

(g)                                 All transfers of contributions by a Party under this Article 5.6 shall be subject to the validation or approval of all necessary authorities of the PRC, and shall not become effective until such validation or approval has been obtained.  After the necessary validation or approval is obtained, the Parties shall correspondingly amend this Contract and the Articles of Associations and the EJV shall renew and revise its registration with the relevant PRC administration for industry and commerce.  Neither the business of the EJV nor the performance of its contracts shall be interrupted nor its organizational structure affected by any such transfer.

5.7                                 Increase and/or Decrease of Registered Capital

Any increase and/or decrease in the registered capital of the EJV must be approved by the Board and submitted to the Approval Authority for examination and approval.  Upon receipt of the approval by the Approval Authority, the EJV shall register the change in capital with the relevant PRC administration for industry and commerce.  The Board shall set the contribution schedule for the capital change consistent with applicable PRC laws and regulations. The Board shall set the contribution schedule for the capital change consistent with applicable PRC laws and regulations.

5.8                                 Taxes, Import Duties and Levies on Capital Contribution

To the extent capital contributions are not exempt from value-added taxes and other taxes, the Parties shall use their best efforts to obtain such exemptions. In case any value added taxes or other taxes or custom duties are (to be) levied on the capital contributions, such custom duties and taxes shall not be considered as part of the capital contribution by that Party, and shall be borne by the EJV.

ARTICLE 6                                                                                RESPONSIBILITIES OF THE PARTIES

6.1                                 Responsibilities of The Existing Shareholders

In addition to his other obligations under this Contract, The Existing Shareholders shall have the following responsibilities:

(a)                                  applying for all PRC Government Approvals that are reasonably required for the operation of the EJV in the manner contemplated by this Contract;

(b)                                 assisting the EJV in procuring equipment required by the EJV and assisting the EJV in obtaining licensing from Affiliates of the Existing Shareholders of production processes and essential technologies required for the production of EJV Products and Services;

(c)                                  assisting the EJV in procuring materials;

(d)                                 assisting the EJV in obtaining qualified management, operations and financial personnel in the PRC to the extent reasonably practicable;

(e)                                  assisting the EJV in obtaining training including technical, marketing, management and business development training for its personnel;

(f)                                    assisting the EJV in ensuring the quantity and quality of the equipment and materials purchased by the EJV;

(g)                                 assisting  in applying for all tax and duty reductions and exemptions and other investment incentives available to the EJV under applicable law;

(h)                                 at the cost of the EJV, assisting the EJV in obtaining: (i) sufficient supply of water, gas, and electricity; (ii) sufficient facilities of telephone, fax and network; and (iii) other infrastructure and similar necessary requirements for the operation of the EJV, at favorable prices and conditions;

(i)                                     continuing to serve the EJV in their current capacity, and indemnifying all losses and costs incurred by SCL due to their resignation(s) or impediments to the EJV, unless such resignation has the prior written approval of  SCL; and

(j)                                     handling such other matters as assigned by the Board from time to time.

6.2                                 Responsibilities of SCL

In addition to their other obligations under this Contract, SCL shall have the following responsibilities:

(a)                                  infusing its registered capital contributions pursuant to Article 5 of this Contract;

(b)                                 assisting the EJV in procuring equipment required by the EJV;

(c)                                  assisting the EJV in obtaining qualified management, operations and financial personnel in the PRC to the extent reasonably practicable;

(d)                                 assisting the EJV in obtaining training including technical, marketing, management and business development training for its personnel;

(e)                                  handling such other matters as assigned by the Board from time to time.

ARTICLE 7                                                                                LICENSING AND SALE OF JV PRODUCTS AND SERVICES

7.1                                 PRC Sales Channels

The EJV Products and Services may be sold by the EJV in the PRC or overseas markets in the manner determined by the Board.

7.2                                 Laws and Regulations

The Parties shall comply with, and shall make efforts to ensure that the EJV complies with, all relevant laws and regulations of the PRC and any other country the EJV then does business, regarding the export of products or technical information from the PRC or use of products or technical information within the PRC.

ARTICLE 8                                                                                BOARD OF DIRECTORS

8.1                                 Board Composition; Chairman

(a)                                  The Board is the highest authority of the EJV and shall be deemed established on the date of issuance of the EJV’s Business License. It shall discuss and determine all issues regarding the EJV as required by this Contract.  The Board shall be composed of five (5) directors.  For as long as the Parties’ contribution to the registered capital is as stated in Article 5.2, two of the directors shall be appointed by SCL and the other two shall be appointed by the Existing Shareholders, and one shall be appointed jointly by (i) SCL and (ii) collectively, the Existing Shareholders.

(b)                                 The Board shall have one Chairman (the “Chairman”).  The Chairman shall be appointed by SCL.  So long as the PRC law requires, the Chairman shall be the legal representative of the EJV.  Neither the Chairman nor any other member of the Board nor any of the Existing Shareholders may by himself bind the Board or the EJV.  Whenever the Chairman is unable to perform his responsibilities, another individual (whether current director or otherwise) shall be authorized by the Chairman to represent him.

8.2                                 Term of Directors

The term of appointment of each director shall be four years.  A director whose term of appointment has expired may be re-appointed by the Party or Party(ies) that originally made the appointment.

8.3                                 Vacancies

(a)                                  Should the office of a director of the EJV become vacant for any reason, the Party (or in their absence the remaining board members so selected by that Party) who originally appointed the director shall appoint a replacement.

(b)                                 Any Party may at any time dismiss without cause a director appointed by such Party and appoint another director in his/her place.

8.4                                 Appointment

After a director is dismissed, a new director shall be appointed, upon 10 days prior written notice from the appointing Party to the other Party. The notice shall include the director’s resume. Such appointment shall be submitted to the relative authorities for record.

8.5                                 Meetings

(a)                                  The Board shall meet at least once every year.  Such meetings shall be called and presided over by the Chairman.  When the Chairman or SCL considers it necessary, or at the written request of at least two (2) of the directors, an interim meeting of the Board shall be convened.  In the event the Chairman is not able or refuses to call and preside over any meeting of the Board, any Director designated by SCL shall have the right to call and preside over such meetings.  Board meetings shall be held at the offices of the EJV, unless otherwise determined by the Board.  A Board member may attend the meeting via teleconference.  The Board shall appoint a secretary who shall prepare detailed minutes of all matters addressed at the Board meetings.  The minutes of the meetings shall be kept in English and Chinese by the Secretary, signed by all of the directors present at the meeting, filed by the EJV, and a copy promptly distributed to all directors.

(b)                                 The quorum necessary to hold meetings of the Board shall be three (3) directors, including at least one director appointed by SCL.  Unless there is a quorum, the directors present at a meeting shall not act.  In the event that the Chairman calls a Board meeting and there is no quorum, then within 3 days after the date of the intended Board meeting, the Chairman shall call another meeting (to be held not more than 7 days after the intended meeting); and in the event that there is still no quorum, the quorum shall be reduced to two (2) Directors.

(c)                                  If a director is unable to attend a meeting of the Board, he may by properly executed proxy authorize another person, including another director, to represent him and vote for him at the meeting.  Any person so authorized shall have a separate vote for the director he/she is representing in addition to his own vote as director, and each director he/she represents shall be counted for the purposes of the quorum.

(d)                                 Each director shall be notified of the holding of a meeting of the Board and of the proposed agenda at least ten (10) days prior to the date on which the meeting is to be held, but such period may be shortened upon the written consent of all of the directors.

(e)                                  The EJV may, at the sole discretion of the Board, pay compensation to the directors for their services to the EJV.  However, all reasonable costs of air travel,

meals, accommodation, and other expenses incurred by the directors for the purpose of attending meetings of the Board shall be borne by the EJV.

8.6                                 Voting

(a)                                  Except as otherwise provided in Article 8.6(c) of this Contract and in the Articles of Association, all resolutions of the Board shall require a majority of the votes of the directors present at the meeting who constitute the necessary quorum.  If upon any resolution there is a deadlock, such resolution shall be deemed to be rejected.  Neither the Chairman nor any other director shall have a tie-breaking vote, except in the event that there are then only four directors duly appointed present, in which event the Chairman shall have a tie-breaking vote.

(b)                                 Each director present at a meeting of the Board shall have one (1) vote unless representing another director in accordance with Article 8.5(c).

(c)                                  As long as PRC law requires, the following matters shall require a resolution of the Board adopted by the unanimous vote of all directors present at a validly called meeting of the Board:

(i)                                     Amendment of Articles of Association of the EJV;

(ii)                                  Termination and dissolution of the EJV;

(iii)                               Increase or reduction of the registered capital of the EJV;

(iv)                              Merger or division of the EJV.

8.7                                 Written Resolution

(a)                                  All Board resolutions shall be in writing and must be signed by at least two members of the Board attending the meeting.  Facsimile signatures shall be sufficient and resolutions may be signed in counterparts. The date of Board approval of such resolutions shall be the date on which the last director required signs such resolutions.

(b)                                 A Board resolution may be passed without the requirement of a Board meeting, by circulating a written resolution among the Board members. Such resolutions must be signed by at least the number of directors constituting a quorum (including any quorum pursuant to Article 8.5(b), if applicable) for a meeting of the Board.  Such resolution shall be as valid as if passed at a meeting of the Board duly convened and held.  The date of Board approval of such resolution shall be the date on which the last director required to constitute a quorum signs the resolution. Facsimile signatures shall be sufficient and the resolutions may be signed in counterparts.

8.8                                 Exercise of Voting Powers

The Parties undertake to exercise or to procure the exercise of all voting powers at all meetings of the EJV and through their representatives on the Board to pass such resolutions and to take such actions as will make possible the implementation of the purpose of this Contract.

8.9                                 Power of the Board

The power of the Board shall include but not limited to:

(a)                                  designating the directors and the Senior Staff of the EJV and of any entity invested by the EJV representing the EJV; and

(b)                                 handling any other matters, which are deemed necessary by the Board.

ARTICLE 9                                                                                OPERATION AND MANAGEMENT

9.1                                 Senior Staff

The senior staff (“Senior Staff”) of the EJV may include but is not limited to the General Manager, the Controller, the Chief Financial Officer, the Marketing Manager, the Chief Technology Officer, and the Human Resources Manager.

9.2                                 Appointment, Nomination and Scope of Responsibility

(a)                                  There shall be only one General Manager of the EJV. The General Manager shall report to the Board and shall initially be appointed by SCL; however, the Board has the power to remove the General Manager and appoint one of its choosing, as it deems necessary.

(b)                                 The General Manager shall implement the resolutions of the Board, be responsible for the daily management and operation of the EJV, and shall appoint and dismiss subordinates.

(c)                                  The General Manager shall, whenever requested by at least two (2) of the directors and upon notice, bring before the Board all requested records relevant to the EJV’s operations.

9.3                                 Transfer and Dismissal of Senior Staff

The Senior Staff shall be recommended by the General Manager and appointed and dismissed by the Board; however, the Controller and the Chief Financial Officer of the EJV can only be appointed and dismissed by SCL.

ARTICLE 10                                                                         SITE AND OTHER FACILITIES

10.1                           The Office and any other facilities shall be at such locations as the Board of Directors shall designate from time to time.

ARTICLE 11                                                                         CONDITIONS PRECEDENT FOR COMPLETION

11.1                           The obligations of the Parties under this Contract, other than Articles 15, 17, 18, 19 and 23, are subject to fulfillment, unless waived by SCL, of each of the following conditions:

(a)                                  The Equity Interest Transfer Agreement, Articles of Association, and any and all other documents needed to satisfy all necessary authorities of the PRC, have been duly executed by the Existing Shareholders, SCL, and Weida (if necessary).

(b)                                 The Business License for the EJV has been issued.

(c)                                  The requirements of the State Administration on Foreign Exchange have been satisfied.

(d)                                 The due diligence study by the financial and legal counsel of SCL has been completed to the satisfaction of SCL, in its sole discretion.

(e)                                  The necessary approval from SCL’s Board of Directors has been obtained.

(f)                                    The necessary resolutions of the Board and the General Meeting of Weida, duly approving the transactions contemplated by this Agreement and the Equity Interest Transfer Agreement, have been obtained.

(g)                                 Weida and the Existing Shareholders have executed the Representations and Warranties and Undertakings, which is an attachment to the Equity Interest Transfer Agreement, and all of the matters described therein are true and completed.

ARTICLE 12                                                                         LABOR MANAGEMENT

12.1                           Government Principles

Except as otherwise provided in this Contract, matters relating to the recruitment, employment, dismissal, resignation, wages, welfare and other matters concerning the staff and workers of the EJV shall be subject to the labor law of the PRC and other relevant laws and regulations.

12.2                           Employment Contracts

(a)                                  The EJV shall enter into labor employment contracts with its employees.

(b)                                 All employment agreements with the senior management and key technical personnel shall be satisfactory to SCL, as to the form and substance of the agreement and as to the employees engaged.

12.3                           Labor Union

PRC Employees shall have the right to establish a labor union in accordance with the PRC Trade Union Law and other relative laws, and the EJV shall create and pay to a Union Fund and the PRC Employees shall pay labor union dues in accordance therewith.

12.4                           Conformity with Labor Protection Rules

The EJV shall conform to laws and regulations of the PRC government concerning labor protection.  Labor insurance for the PRC Employees of the EJV shall be handled in accordance with the relevant laws and regulations of the PRC government.

ARTICLE 13                                                                         FINANCIAL AFFAIRS AND ACCOUNTING

13.1                           Financial Affairs and Accounting

The Controller or Chief Financial Officer shall head the EJV’s Financial Department and shall be responsible for the EJV’s financial and accounting matters.

(a)                                  RMB shall be used as the bookkeeping currency of the EJV.  Cash, deposits, accounts payable and receivable, income and expenses shall  be set forth in the currency in which they are paid or received.  All financial statements of the EJV shall be presented in both RMB and USD.

(b)                                 For purposes of preparing the EJV’s accounts and statements of the Parties’ contributions, and for any other purposes where it may be necessary to effect a currency translation, such translation shall be in accordance with the posted exchange rate as determined by the middle rate for buying and selling, announced by the People’s Bank of China on the date of actual payment.

(c)                                  Subject to the Board’s determination, the accounting, tax and fiscal year for the EJV shall commence on January 1 and end on December 31.  The accounting, tax and fiscal year for the first year of operation of the EJV shall begin on the Effective Date and shall end on December 31 of the same year.

(d)                                 All local expenses of the EJV including but not limited to, expenses of materials, wages for PRC personnel, taxes, duties, charges, services and utilities, shall be paid for in RMB.

(e)                                  The Controller (or the financial manager of the EJV resident in the PRC) shall prepare the EJV’s monthly financial statements in English in accordance with US-GAAP.  For the purpose of such statements, the accounting, tax and fiscal year for the EJV applied in such statements, notwithstanding the Article 13.1 (c) above, shall commence on July 1 of each year and end on June 30 of next year, unless modified by the Board.

(f)                                    At the end of each fiscal quarter, a set of financial statements shall be prepared in Chinese and English setting out all the details required by the Accounting Regulations of both PRC GAAP and US GAAP.  A copy of these statements shall be sent to each Party and to each director and shall be created in accordance with the provisions of Article 13 hereof.

(g)                                 The Parties shall have the right, upon reasonable prior notice, to request from the Controller to review the books and records of the EJV and to make copies of any of the books and records for their own use.  If requested by a Party, the accounting staff of the EJV shall cooperate with such Party in providing all financial information of the EJV reasonably required by such Party.

13.2                           Bank Accounts

(a)                                  The EJV shall maintain both RMB and foreign exchange bank account(s) in the PRC.  Subject to the approval by the Board and relevant PRC authorities, the EJV may also open foreign currency accounts in banks outside the PRC.  One or more individuals as designated by the Board in accordance with the EJV’s accounting procedures shall operate these bank accounts.

(b)                                 Except as otherwise agreed by the Board, the amount standing to the credit of the EJV in the foreign exchange account shall remain in foreign exchange and shall not be converted into RMB.

13.3                                                   Profits Distribution

(a)                                  Prior to the distribution of net profits of the EJV to the Parties, the EJV shall allocate from the net after-tax profits of the EJV for the creation (and in subsequent years maintenance) of the reserve, expansion, and bonus and welfare funds.  The allocation percentages of the above mentioned three funds shall be decided by the Board.

(b)                                 After the payment of income and other tax and allocation to the three (3) funds, the Board may at its discretion declare any remaining profits or a portion thereof to be payable in dividends to the Parties on a pro-rata basis in accordance with their respective contribution in the Registered Capital of the EJV as set out in Article 5.2 of this Contract or in each case as adjusted to reflect the then current registered capital contributions.  Dividends payable shall be paid in RMB or US Dollars, at the direction of each Party.  Dividends, if any, shall be distributed annually in accordance with the EJV’s accounting fiscal year, unless modified by the Board.

(c)                                  SCL shall be entitled to remit freely out of the PRC any monies whether dividends, royalties, fees, or otherwise, in accordance with the foreign exchange regulations of the PRC.  Profits remaining after the payment of dividends to the Parties, if any, shall remain in a retained earnings account to be used by the EJV in the manner determined by the Board from time to time.

13.4                           Appointment of Auditor

SCL shall appoint, dismiss or change the auditor of the EJV.

ARTICLE 14                                                                         TAXATION, FEES AND LEVIES, AND INSURANCE

14.1                           Income Tax, Customs Duties and Other Taxes

The EJV shall pay tax under the relevant laws of the PRC and the tax regulations applicable to the EJV.  Employees of the EJV shall pay their individual income tax in accordance with the PRC Income Tax Law and other relevant laws and regulations of the PRC.

ARTICLE 15                                                                         CONFIDENTIALITY

15.1                           Confidential Information

For purposes of this Contract, “Confidential Information” shall mean all oral, written and/or tangible information concerning the business, commerce, technology, finance, labor, tax of the Parties, and the existence, terms and conditions or amendments of this Contract, and all Attachments, schedules, exhibits and amendments hereto and thereto shall be considered Confidential Information protected under this Article.

15.2                           Treatment of Confidential Information

Unless otherwise required by law of PRC or the USA, during the term of this Contract, each Party and its Affiliates (where applicable), shall refrain from disclosing, divulging, discussing or otherwise making available, any Confidential Information made available in the course of the transaction(s) contemplated hereby, except as provided for in Article 15.3 below.  Each Party will not use and will cause its Affiliates (where applicable) to not use such Confidential Information for any purpose other than the performance of its obligations under this Agreement.  Each Party shall cause its employee or agent to obey the confidential requirements hereof for Confidential Information.

15.3                           Excluded Information

Notwithstanding the foregoing, information shall not be deemed confidential and recipient shall have no obligation with respect to any such information which:

(a)                                  is shown to be in the public domain by means other than as a consequence of a breach of this Contract, or

(b)                                 was disclosed by a third party; or.

(c)                                  was legally known by the recipient prior to the date of disclosure; or

(d)                                 was independently developed by recipient

15.4                           Provision of Information to Regulatory Bodies

Nothing in this Contract shall be construed to limit any Party’s ability to provide information to any applicable regulatory body, including the governments of the PRC and USA or their political subdivisions and their respective agencies and instrumentalities, to the extent required by law.

15.5                           Other Restrictions

Notwithstanding anything in this Article 15 to the contrary, in the event that any Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between the Parties which is more restrictive than the limitations contained in this Article 15, then the limitations in such agreement shall supersede this Article 15.

15.6                           Use of Information in Individual Employment Contracts

The individual employment contracts of all EJV employees shall contain conditions regarding use of Confidential Information of the EJV.

15.7                           Survival

The provisions of Articles 15 shall survive the termination of this Contract and the termination, dissolution or liquidation of the EJV for a period of five (5) years.

ARTICLE 16                                                                         THE JOINT VENTURE TERM

16.1                           Joint Venture Term

The Joint Venture Term shall commence on the date of the issuance of the Business License and shall expire, unless extended or sooner terminated, thirty (30) years after the date of the issuance of the Business License.

16.2                           Extension of the Joint Venture Term

At least one (1) year prior to the expiration of the Joint Venture Term, the Parties may discuss the extension of the term.  If the Parties agree, an application for such extension shall be submitted to the Approval Authority for approval no less than six (6) months prior to the expiration of the Joint Venture Term.  If the Parties fail to reach an agreement six (6) months prior to the expiration of the Joint Venture Term, termination proceedings shall immediately commence.

ARTICLE 17                                                                         TERMINATION AND LIQUIDATION

17.1                           Termination by Any Party

This Contract shall terminate upon the expiration of the Joint Venture Term, unless extended pursuant to Article 16.2.  In addition, a non-breaching Party may terminate this Contract, in accordance with this Article 17.1, upon the commission of any one or more of the following events by the other Party, prior to the expiration of the Joint Venture Term by written notice to the other Party without the need of a Board resolution:

(a)                                  if SCL or The Existing Shareholders commits a material breach of this Contract, the Articles of Association, and such breach is not cured within sixty (60) days after receipt of written notice to the Party in breach;

(b)                                 if SCL or The Existing Shareholders, transfers its equity participation in the EJV in violation of the provisions of this Contract or the Articles of Association;

(c)                                  for any other reason, which allows termination by a Party without a Board resolution as provided for in the other provisions of this Contract or the Articles of Association, but not specifically set forth in this Article 17.1, or in accordance with any applicable laws and regulations.

17.2                           Pre-Termination Consultations

In the event that any Party gives notice of a desire to terminate  this Contract for a reason stipulated under Article 17.1, the Parties shall within a two (2) month period after such notice is given conduct negotiations and endeavor to resolve the reason which prompted the notification of termination.  If the reason(s) that prompted the notification of termination cannot be resolved to the satisfaction of the Parties, the dispute shall be submitted to arbitration pursuant to Article 21 of this Contract. The consultations that occur pursuant to this section shall be exclusive of any other consultations required by these Articles.

17.3                           Termination in General

If  this Contract is terminated because its term has expired or for a reason other than that specified in Article 17.4 below, any Party may negotiate to purchase by itself or a third party it designated the participation of the other Party.  If within 90 days of termination no Party desires to exercise such right, the Parties cannot agree which Party will exercise such right, or the Parties cannot agree on the terms of the exercise of such right, the Parties, through the Board, shall immediately take steps to liquidate the EJV in accordance with Article 17.5 of this Contract.

17.4                           Termination

(a)                                  If  this Contract is terminated due to a material breach or other circumstance in accordance with Article 17.1 of this Contract, the Party giving notice of termination (the “Purchaser”) will have the right to purchase or designate a third party to purchase the equity interest of the Party causing the event that gives rise to a termination right (the “Seller”) at the lesser of Net Book Value and the Fair Market Value of the Seller’s contribution to the EJV. Failure of the Purchaser to exercise its election under this Article 17.4 shall not constitute a waiver of such election with respect to any subsequent right hereunder.  In calculating Net Book Value and Fair Market Value, the calculation shall be made as of the last calendar day of the month prior to the date of the action causing the need for such calculation.

(b)                                 The value of a Party’s contribution to the EJV shall be determined as follows:

(i)                                    The Net Book Value of a Party’s contribution shall be equal to the ratio that such Party’s contribution to the registered capital bears to the total amount of registered capital contributed by all the Parties multiplied by the Net Book Value of the EJV.

(ii)                                  The Fair Market Value of a Party’s contribution shall be equal to the ratio that such Party’s contribution to the registered capital bears to the total amount of registered capital contributed by all the Parties multiplied by the Fair Market Value of the EJV.

(c)                                  The value of the EJV shall be determined as follows:

(i)                                     The EJV’s auditing firm shall determine the Net Book Value of the EJV.  The Net Book Value of the EJV shall be equal to the value of all assets of the EJV (including but not limited to accumulated but unpaid dividends) minus all actual liabilities of the EJV, in each case as indicated on the EJV balance sheet in accordance with US GAAP.  The Net Book Value of the EJV shall also be reduced by any pending latent taxes or governmental charges.

(ii)                                  The Fair Market Value of the EJV shall be equal to the fair market value of the EJV as a going concern as determined by agreement of each of the Parties, or if the Parties cannot so agree, by a firm of internationally recognized investment bankers jointly selected by the Parties, or if the Parties cannot agree on a firm, by the EJV’s auditors appointed in accordance with Article 13.4 hereof.  The determination of the investment bank or the EJV’s auditors, if applicable, shall be final and conclusive on all Parties.  The Parties shall share equally the cost of determining the Fair Market Value of the EJV to be sold and purchased pursuant hereto.

(iii)                               In determining the Fair Market Value of the EJV, the investment bank or the auditing firm shall give special consideration to:

(A)                              assets or liabilities having a value which deviates considerably from the value stated in the EJV’s books;

(B)                                latent taxes or other governmental charges pending for the accounting year in question, or for previous years;

(C)                                other latent liabilities not included in the annual accounts, such as employee benefits, pensions, guarantees and sureties.

(d)                                 If the Purchaser exercises its right under this Article 17.4, each Party agrees to use its best efforts to comply with all laws, rules, regulations and requirements of any governmental entity applicable to such purchase and sale, to cooperate in establishing the purchase price in an expeditious manner and to cause its representatives to take whatever action necessary to effectuate the purchase in a timely manner.  If the Purchaser does not elect to exercise its right under this Article 17.4 within six (6) months from the date of termination, the Parties through the Board shall immediately take steps to liquidate the EJV in accordance with Article 17.5.

17.5                                                   Dissolution and Liquidation

(a)                                  When necessary, the Board shall establish the procedures and principles for the liquidation and establish a “Liquidation Committee”. The Liquidation committee shall consist of three individuals, two of whom shall be designated by SCL, and the third by the Existing Shareholders. The Liquidation Committee may act upon resolution by a 2/3 majority.  The Parties shall share the cost of the members of the Liquidation Committee on a pro-rata basis in accordance with their respective contribution in the Registered Capital of the EJV as set out in Article 5.2 of this Contract.

(b)                                 The tasks of the Liquidation Committee are:

(i)                                     to conduct a thorough assessment of the EJV’s assets and its creditors’ rights and debtors’ obligations;

(ii)                                  to prepare a comprehensive statement of the EJV’s assets and liabilities;

(iii)                               to formulate the method of valuation of the assets;

(iv)                              to formulate the liquidation plan;

(v)                                 to appoint independent experts to assess the value of the EJV assets, as deemed necessary.

(c)                                  In valuing and selling physical assets, the Liquidation Committee shall use every effort to obtain the highest possible price for such assets.  After liquidation and the settlement of all outstanding debts of the EJV, the joint account shall be paid over to the Parties on a pro-rata basis in accordance with their respective shares in the registered capital of the EJV. All amounts payable to the Parties pursuant to this Article 17 shall be paid promptly in US Dollars if required by such Parties.

(d)                                 The activities of the Liquidation Committee shall be reported to the relevant authorities. During liquidation, the Liquidation Committee shall be the legal representative of the EJV.

ARTICLE 18                                                                         NON-COMPETITION

18.1                           Each of the Existing Shareholders agrees that during the Joint Venture Term he/she will not, directly or indirectly, do or suffer any of the following:

(a)                                  Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, an independent contractor, an officer, director, or shareholder of a corporation, or otherwise, with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business which is engaged in any manner in, or otherwise competes with, the business of the EJV, its subsidiaries, affiliated entities and franchises within the PRC, or in any other metropolitan or other geographic area in which the EJV or any of its subsidiaries, affiliated entities or franchisees, then conducts its business, provided, however, that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant;

(b)                                 Employ, assist in employing, or otherwise associate in business with any present, former or future employee of the EJV, its subsidiaries, affiliated entities and franchises within the PRC; and

(c)                                  Induce any person who is an employee of the EJV, officer or agent of the EJV, or its subsidiaries or affiliated entities to terminate said relationship.

18.2                           Each Existing Shareholder expressly agrees and understands that the remedy at law for any breach by him/her of this Article 18 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon adequate proof of violation of any legally enforceable provision of this Article 18, irreparable injury shall be presumed and SCL shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

18.3                           Nothing in this Article 18 shall be deemed to limit SCL’s remedies at law or in equity for any breach by an Existing Shareholder(s) of any of the provisions of this Article 18, which may be pursued or availed of by SCL.  In the event Employee shall violate any legally enforceable provision of this Article 18 as to which there is a specific time period during which he/she is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provisions, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

18.4                           In the event that any provision of this Article 18 is found to be unenforceable as to time or geographic restriction(s), then such unenforceable restriction(s) shall be modified to restrict only to the extent enforceable by law, and shall continue in full force and effect.

18.5                           Each Existing Shareholder has carefully considered the nature and extent of the restrictions upon him/her and the rights and remedies conferred upon SCL under this Article 18 and hereby acknowledges and agrees that the same are reasonable in time and territory, and are not contrary to the public health, safety or welfare, are designed to eliminate competition which otherwise would be unfair to SCL, do not stifle the inherent skill and experience of the Existing Shareholder, would not operate as a bar to Existing Shareholder’s sole means of support, are fully required to protect the legitimate interests of SCL and do not confer a benefit upon SCL disproportionate to the detriment of the Existing Shareholder.

ARTICLE 19                                                                         INDEMNIFICATION

19.1                           Indemnification

(a)                                  For purposes of this Article 19, the term “Claims” shall mean all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, diminution in value and deficiencies including, without limitation, interest and penalties, attorneys’ fees and costs (including reasonable attorneys’ fees incurred in enforcing a right to indemnification hereunder), and all amount paid in settlement of any claim, action or suit.

(b)                                 Subject to the provisions of Article 19.2 below, each Party (the “Indemnifying Party”) shall indemnify and hold harmless the EJV, the other Party and their Affiliates and their respective officers, directors, employees and agents (the “Indemnified Party”) from and against all Claims incurred by such Indemnified Party in connection with each and all of the following: (i) any misrepresentation by the Indemnifying Party or breach by the Indemnifying Party of any representation or warranty in this Contract,  or any other agreement, instrument or document furnished in connection with this Contract; or (ii) any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Contract or any other agreement, instrument or document furnished in connection with this Contract; or (iii) any other liabilities, debts or obligations, whether present or future, of the Indemnifying Party related to this Contract or the EJV including without limitation any Claims resulting from or relating to the liquidation of the EJV in accordance with Article 17 hereof.

(c)                                 If any Claim subject to Article 19.1 is brought by a third party against an Indemnified Party, the Indemnified Party shall provide prompt written notice thereof to the Indemnifying Party; provided, however that the failure to give such notice shall not affect the rights of indemnification hereunder except to the extent the Indemnified Party is actually prejudiced thereby; and the Indemnifying Party shall be entitled to, but shall not be obligated to, assume the defense thereof (at its own expense) not later that seven (7) days after the receipt of notice of such Claim. If the Indemnifying Party elects to assume the defense of any such Claim, then the Indemnified Party shall be entitled to participate in said defense or settlement of such Claim (at its own expense).  Each Party shall cooperate reasonably with each other in the investigation or defense of any Claim brought by a third party, including making available all records reasonably necessary to the investigation or defense of such Claim.  So long as the Indemnifying Party is contesting any such Claim in good faith, the Indemnified Party shall not pay or settle any such Claim; provided however that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Claim at any time, provided that in such event it shall waive the right of indemnification therefore from the Indemnifying Party. If the Indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the Claim as aforesaid, or if the Indemnifying Party fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the Indemnified Party shall have the right to contest or settle the Claim at his/her exclusive discretion, at the risk and expense of the Indemnifying Party and receive indemnification to the full extent set forth in this Article 19.1.

19.2                           Indemnification in connection with breach of Representations and Warranties

Each of the Existing Shareholders has represented and warranted certain matters to SCL in the Representations, Warranties and Undertakings mentioned in Article 11.1(g). in the event the Existing Shareholders are in breach of their warranties and undertakings or their representations become untrue, the existing Shareholders shall indemnify SCL against all the losses so incurred by transferring all or part of their shareholdings in EJV or Weida to SCL at a pro-rata basis.

ARTICLE 20                                                                         FORCE MAJEURE

20.1                           Force Majeure

(a)                                  “Force Majeure” shall mean (i) fire, serious flooding, embargoes, earthquake or other natural calamities, terrorism, war or military action of any kind, acts or regulatory requirements of state authorities or (ii) any other circumstances which are beyond the reasonable control of the affected Party and which could not have been reasonably foreseen by that Party, which have arisen after the date of this Contract and which prevent total or partial performance by the affected Party of its obligations as contemplated in this Contract; provided, however, that at no time shall Force Majeure include acts of, or directly or indirectly caused by, the affected Party.

(b)                                 If an event of Force Majeure occurs, the contractual obligations of the Parties to this Contract (except the obligations under Article 15) shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

(c)                                  The Party claiming Force Majeure shall within 15 days inform the other Party and shall furnish appropriate proof of the occurrence and expected duration of such Force Majeure.

(d)                                 After the occurrence of a case of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

ARTICLE 21                                                                         SETTLEMENT OF DISPUTES

21.1                           Consultations

In the event a dispute arises in connection with this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute cannot be resolved in this manner within 30 days after the commencement of discussions, any Party may submit the dispute to arbitration. The day when a notice for consultation from any Party to the other shall be deemed the day of commencement of discussions.

21.2                           Arbitration

Arbitration shall be conducted as follows:

(a)                                  Arbitration shall be conducted in the Hong Kong Special Administrative Region, by the Hong Kong International Arbitration Centre (the “HKIAC”), under its then effective rules. There shall be three arbitrators. The claimants in the arbitration shall collectively appoint one arbitrator, and the respondent shall appoint one arbitrator. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The two arbitrators shall select the third arbitrator. If either the claimants or the respondents do not appoint an arbitrator who has consented to participate within 15 days after receiving the arbitration notice, the HKIAC shall make the relevant appointment.

(b)                                 The arbitration proceedings shall be conducted both in English and Chinese. The arbitration tribunal shall apply the Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Article 20.2, including the provisions concerning the appointment of arbitrators, the provisions of this Article 20.2 shall prevail.

(c)                                  The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the PRC and shall not apply any other substantive law.  Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(d)                                 The award of the arbitral tribunal shall be final and binding upon the disputing Party(ies), and any prevailing Party(ies) may apply to a court of competent jurisdiction for enforcement of such award.

ARTICLE 22                                                                         GOVERNING LAW

22.1                           Governing Law

This Contract shall be governed by and construed under the laws of the PRC, without regard to principles of conflicts of law thereunder.

ARTICLE 23                                                                         BREACH OF CONTRACT

23.1                           Should any Party to this Contract breach or violate the terms of this Contract, then the non-breaching Party(ies) shall, in addition to all other remedies available to them, be entitled to immediate injunctive relief without notice or requirement of bond, temporarily, preliminarily, and permanently enjoining and restraining the existing or continuing violation of this Contract.  Each Party acknowledges that such breach and/or violation of this Contract constitutes irreparable harm and injury to the other Party(ies) which may not be remedied by money damages.  This remedy shall, nevertheless, be cumulative to any and all other remedies available to the non-breaching Party.

23.2                           Nothing in this Article shall be to the exclusion of any other remedy a Party may have due to the breach of Contract.

ARTICLE 24                                                                         MISCELLANEOUS

24.1                           Waiver

A waiver of any claim based on the breach of any provision of this Contract shall not be construed as a waiver of any other claim based on a subsequent breach of the same or any other provision.

24.2                           Binding Effect

This Contract is made for the benefit of the Parties and their successors, if any, and may be enforced by all of them through legal means prescribed in this Contract.  This Contract sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior agreements and discussions between them. Unless otherwise set forth herein or therein, all representations and warranties, undertakings, statements, covenants and agreements made by the Parties in this Contract or pursuant hereto or to any other agreements, instruments or documents delivered in connection herewith shall survive until termination of this Contract or the termination, dissolution or liquidation of the EJV.

24.3                           Severability

If any provision of this Agreement is found invalid or unenforceable, the validity or enforceability of the remaining provisions or portions hereof shall not be affected.

24.4                           No Agency

This Contract shall not constitute any Party as the legal representative or agent of any other Party, nor shall any Party have the right or authority, to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of any other Party or the EJV.

24.5                           Language

This Agreement shall be executed in both English and Chinese versions.  If there is any inconsistency between the two versions, the English version shall prevail.

24.6                           No Third Party Beneficiaries

Except as specifically set forth herein with respect to certain Affiliates of the Parties and Indemnified Parties, nothing in this Contract is intended or shall be construed to give any Person, other than the Parties hereto (and their Affiliates and the Indemnified Parties, to the extent applicable) and the EJV and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Contract or any provision contained within.

24.7                           Entire Agreement and Amendments.

This Contract sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the effective date hereof in a written amendment and signed by a duly authorized representative of each party.

24.8                           Notices

(a)                                 All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered postage prepaid, by post mail or courier services to the parties at the following addresses or delivered to the following facsimile number:

To the Purchaser: SCL Ventures Ltd.

Address:

Person:

Facsimile:

E-mail:

To the Vendors: Li Shun Xing

Address:

Facsimile:

E-mail:

or such other address or facsimile number as may be notified by such party to the others.

(b)                                Any notice or other communication shall be deemed to have been received if sent by facsimile, on the date of transmission; or if delivered personally, when delivered to the address above; or if sent by post, 7 days if overseas and 24 hours if local after the date of posting.

24.9                           Further Assurances

Each of the Parties hereto shall (and shall cause the EJV to), from time to time and without further consideration, execute and deliver such other documents and instrument of transfer, conveyance and assignment and take such further action as any the other Party may reasonably require to complete more effectively any matter provided for herein.

24.10                     Restriction on Employment Offers

The Existing Shareholders and SCL, and all their Affiliates, undertake not to offer alternate employment contracts to employees of the other party unless by mutual agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed by their duly authorized representatives as of the date first above written.

SCL Ventures Ltd.

By:	/s/ Mitchell Sepaniak
Name: Mitchell Sepaniak
Title: President and Chief Executive Officer

Li Shun Xing

Signature:

/s/ Li Shun Xing

Li Xiang Ning

Signature:

/s/ Li Xiang Ning

Pang Da Qing

Signature:

/s/ Pang Da Qing

Xie Li

Signature:

/s/ Xie Li